Exhibit 10.67
SETTLEMENT AGREEMENT
     This Settlement Agreement is dated as of December 1 ___, 2004 [initial] and is entered into by and between Lakes Entertainment, inc. (“Lakes”), on the one hand, and Grand Casinos, Inc. (“Grand”) and Park Place Entertainment Corporation (now known as Caesars Entertainment, Inc.) (“Park Place”), on the other hand. Lakes, Grand and Park Place are collectively referred to herein as the “Parties.”
     WHEREAS, Lakes and Grand entered into a Tax Allocation And Indemnity Agreement, dated December 31, 1998 (the “Tax Allocation Agreement”);
     WHEREAS, all capitalized terms not otherwise defined herein shall have the meaning specified by the Tax Allocation Agreement;
     WHEREAS, on or about July 16, 2003, Lakes filed a complaint against Grand and Park Place in the action styled Lakes Entertainment, Inc. v. Grand Casinos, Inc., Park Place Entertainment Corporation, and John Doe Corporations 1-20, No. 03-13249, in the District Court, Fourth Judicial District, County of Hennepin, State of Minnesota, seeking money allegedly owed to Lakes under the Tax Allocation Agreement (the “Lawsuit”);
     WHEREAS, on or about March 22, 2004, the Parties entered into an Arbitration Agreement wherein they agreed to dismiss the Lawsuit and submit to final, binding arbitration all claims that had been asserted by Lakes against Grand and/or Park Place in the Lawsuit; all compulsory counterclaims in the Lawsuit; and all other claims or defenses that relate to the sharing of the Stratosphere Tax Benefits and/or to Lakes’ right to receive Income Tax Benefits resulting from the unamortized costs associated with the original issuance of the Senior Notes or the Mortgage Notes (the “Issuance Cost Benefits”) that have been or could have been asserted by Lakes, Grand and/or Park Place in the Lawsuit (the “Arbitration Claims”);
     WHEREAS, to avoid the costs and uncertainties of further litigation, and without admission by any Party as to any wrongdoing, liability or damage or as to any validity of any claims of any other Party, the Parties have now agreed to resolve the Arbitration Claims in their entirety;
     NOW, THEREFORE, in consideration of the covenants and mutual promises set forth herein and other good and valuable consideration, the sufficiency and receipt of which are hereby mutually acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
     1. Settlement payment. Within ten (10) business days of the date of this Agreement, Park Place shall pay Lakes the sum of Eleven Million Two Hundred Fifty Thousand Dollars ($11,250,000) by wire transfer to the following account US Bank, Minneapolis, MN, ABA # 091000022, For Credit to Lakes Entertainment, Inc., Account # 104755886546.

     2. Releases and Indemnity.
     a. Lakes Release of Grand and Park Place Releasees. Lakes hereby fully and completely releases, discharges, covenants not to sue, and acquits Grand and Park Place and each of their predecessors, successors, assigns, parents, subsidiaries, affiliates, principals, owners, partners, shareholders, trustees, directors, officers, employees, agents and representatives thereof (the “Grand and Park Place Releasees”) from the Arbitration Claims and any and all demands, rights, obligations, liabilities, damages, losses, costs, expenses, attorneys’ fees and causes of action, whether now known or unknown, suspected or unsuspected, fixed or contingent, that Lakes ever had, now has, or hereafter can, shall or may have from the beginning of time to the date hereof against the Grand and Park Place Releasees relating to the Arbitration Claims; provided, however, nothing in this release shall be deemed to affect the enforceability of this Settlement Agreement.
     b. Grand and Park Place Release of Lake Releasees. Grand and Park Place hereby fully and completely release, discharge, covenant not to sue, and acquit Lakes and its predecessors, successors, assigns, parents, subsidiaries, affiliates, principals, owners, partners, shareholders, trustees, directors, officers, employees, agents and representatives thereof (the “Lakes Releasees”) from the Arbitration Claims and any and all demands, rights, obligations, liabilities, damages, losses, costs, expenses, attorneys’ fees and causes of action, whether now known or unknown, suspected or unsuspected, fixed or contingent, that Grand and/or Park Place ever had, now has, or hereafter can, shall or may have from the beginning of time to the date hereof against the Lakes Releasees relating to the Arbitration Claims; provided, however, nothing in this release shall be deemed to affect the enforceability of this Settlement Agreement, including without limitation Grand and/or Park Place’s right to seek reimbursement from Lakes pursuant to Paragraph 3 below.
     3. Reimbursement By Lakes In The Event Of Bona Fide IRS Disallowance. In the event that there is a bona fide disallowance by the Internal Revenue Service (“IRS”) of any deduction relating to the Stratosphere Tax Benefits or the Issuance Cost Benefits, Lakes agrees that within thirty (30) days of being provided written notice of such disallowance it will reimburse Grand and/or Park Place its proportionate share of the disallowed Income Tax Benefit. For purposes of this agreement, a “bona fide disallowance” is a disallowance based on a Final Determination that the specific deduction is substantively inconsistent with law, and not based on (i) any purported failure by Grand and/or Park Place to seek the deduction in a timely fashion, or (ii) any agreement by Grand and/or Park Place to forego or compromise the deduction in exchange for IRS allowance of a different deduction. For purposes of determining the amount of any such reimbursement, the Parties agree that the $11.25 million settlement payment herein is allocated between the Income Tax Benefits at issue as follows: (a) $8.825 million is allocated to the Stratosphere Tax Benefits; and (b) $2.425 million is allocated to the Issuance Cost Benefits. Accordingly, the Parties agree that: (a) for each dollar of Stratosphere Tax Benefits-related deductions lost by Park Place/Grand due to a bona fide disallowance, Lakes shall reimburse Park Place 12.3 cents (up to a total of not more than $8,825,000.00); and (b) for each dollar of Issuance Cost Benefits-related deductions lost by Park Place/Grand due to a bona fide disallowance, Lakes shall reimburse Park Place 24.6 cents (up to a total of not more than $2,425,000.00).

     4. Lakes’ Obligation To Cooperate. Lakes agrees to provide documents and continue to otherwise cooperate with Grand and Park Place, as needed, in connection with Grand and Park Place’s efforts to obtain allowance of the deductions relating to the Stratosphere Tax Benefits or the Issuance Cost Benefits.
     5. Lakes’ Entitlement To Participate. Grand and Park Place agree that Lakes shall have all rights provided by Section 9(e) of the Tax Allocation Agreement to participate in any Tax Authority examinations or reviews that may affect in any way the Stratosphere Tax Benefits and/or the Issuance Cost Benefits.
     6. Treatment of settlement payment. The settlement payment made to Lakes pursuant to Paragraph 1 herein shall be treated by all Parties for tax purposes as a non-taxable capital contribution. Accordingly, neither Grand, Park Place nor any members of their Affiliated Group shall take a tax deduction for any part of the settlement payment on their tax returns.
     7. Refund of Income Tax Benefits from Settlement Payments. If Grand, Park Place or their Affiliated Group receives any Income Tax Benefits as a result of the settlement payment hereunder, all such Income Tax Benefits shall be paid to Lakes. Payment of such Income Tax Benefits shall be made in accordance with the provisions of Section 8 of the Tax Allocation Agreement.
     8. Arbitration. The Parties agree that any and all disputes with respect to this Settlement Agreement shall be resolved in binding arbitration conducted and administered by Richard B. Solum of Dorsey & Whitney. Mr. Solum’s arbitration decision and award shall be final and binding and shall be subject to judicial review only in accordance with the standards of the Minnesota Arbitration Act. A judgment may be entered on Mr. Solum’s arbitration decision and award by a court in Minnesota. Mr. Solum’s arbitration fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter and any expenses for a hearing room shall be paid by the losing party.
     9. Understanding of Agreement. The Parties expressly acknowledge and represent to each other that they are competent to execute this Settlement Agreement and have done so voluntarily. The Parties further represent that they have read this Settlement Agreement carefully and understand its terms and conditions without reservation. The Parties acknowledge that they have had ample opportunity to consult with legal advisors and/or counsel of their choice regarding this Settlement Agreement, that they have not relied on any representations or statements of any other party or its respective counsel or advisors in connection with entering into this Settlement Agreement and that they have been represented and advised by counsel concerning the terms and conditions of this Settlement Agreement as well as their execution thereof.
     10. Entire Agreement. This Settlement Agreement sets forth the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements and understandings related thereto.

     11. Written Amendments. This Settlement Agreement may be amended, superseded or canceled only by a written instrument which specifically states that it amends, supersedes or cancels this Settlement Agreement, executed and delivered by the party to be bound.
     12. Interpretation of this Agreement. The Parties agree that the rule of construction that questions of interpretation of a contract will be resolved against the drafter of the contract will have no application to questions arising with respect to terms of this Settlement Agreement.
     13. Authority to Bind. The Parties warrant and represent that the signatories on their behalf have the authority and power to bind them to all terms, conditions and provisions of this Settlement Agreement. The Parties each further represent and warrant that no claims of any kind that any of them have, may have had, or may have against the other have been assigned to any other person or entity.
     14. Binding Effect. All of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective representatives, successors and permitted assigns.
     15. Choice of Law. This Settlement Agreement shall be governed and construed under the laws of the State of Minnesota without giving effect to the choice of law rules thereof.
     16. Counterparts. This Settlement Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Settlement Agreement.
     IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first above written with the intent to be legally bound hereby.

LAKES ENTERTAINMENT, INC.		GRAND CASINOS, INC.

By:	Timothy Cope	By:	Bernard Delury
Name:	Timothy Cope	Name:	Bernard Delury
Title:	President / CEO	Title:	Sr. Vice President

CAESARS ENTERTAINMENT, INC. (formerly known as PARK PLACE ENTERTAINMENT CORPORATION)

		By:	Bernard Delury
		Name:	Bernard Delury
		Title:	Executive Vice President

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